EXHIBIT 10.11

GUARANTEE

GUARANTEE (the “Guarantee”), dated as of November 26, 2004 of MEDCO INTERNATIONAL VENTURES LIMITED, an Indonesian corporation, (“Medco”) in favour of INDO-PACIFIC RESOURCES (JAVA) LTD., a body corporate incorporated under the laws of Barbados, (the “Vendor”).

WHEREAS, the Vendor and CAMAR RESOURCES CANADA INC., a body corporate incorporated under the laws of the Province of Alberta, Canada (the “Purchaser”) have entered into that certain Asset Purchase and Sale Agreement (the “Purchase Agreement”), dated of even date herewith, whereby Purchaser has agreed to purchase from Vendor the Assets (as defined in the Purchase Agreement), as set forth in, and on the term and conditions of, the Purchase Agreement;

WHEREAS, Vendor and Purchaser have entered into that certain Joint Operating Agreement (“Joint Operating Agreement”), dated of even date herewith;

WHEREAS, the Vendor has requested Medco, as the beneficial owner of the Purchaser, to provide a guarantee to the Vendor on the terms and conditions hereinafter provided; and

WHEREAS, Medco is willing to enter into this Guarantee to induce the Vendor to enter into the Purchase Agreement and the Joint Operating Agreement;

NOW, THEREFORE, Medco hereby agrees:

Section 1. Guarantee by Medco.

(a) From and after the Closing Date (as defined in the Purchase Agreement), Medco hereby irrevocably and unconditionally guarantees the obligations of Purchaser under the Purchase Agreement and the Joint Operating Agreement when the same shall become due and payable according to the terms and conditions of the Purchase Agreement; provided, however, that Medco shall not be liable to make any payment until five (5) Business Days (as used herein, a “Business Day” shall refer to a day other than a Saturday or a Sunday on which commercial banks are open for business in the Province of Alberta, Canada) following receipt by Medco of written notice from the Vendor. Medco hereby agrees that its obligations hereunder are in no way conditioned upon the requirement that Vendor first attempt to collect any of the obligations under this Guarantee from the Purchaser or resort to any other means of obtaining payment or performance and shall be unconditional, subject only to the validity and enforceability of the Purchase Agreement and the Joint Operating Agreement against the Purchaser including any change therein or amendment thereto and further subject to defenses available to the Purchaser, other than bankruptcy or insolvency of the Purchaser. Medco covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Purchase Agreement, Joint Operating Agreement and in this Guarantee.

(b) This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment under the Purchase Agreement or any other amount owed to the Vendor hereunder or thereunder is rescinded or must otherwise be returned by the Vendor upon the insolvency, bankruptcy or reorganization of Medco, the Purchaser or otherwise, all as though such payment had not been made.

Section 2. Waivers by Medco. Medco waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations under the Purchase Agreement or the Joint Operating Agreement and all other notices of any kind except as provided in Section 1 of this Guarantee.

Section 3. Medco’s Agreement to Pay Enforcement Costs, etc. Medco further agrees, as the principal obligor and not as a guarantor only, to pay to Vendor, on demand, all reasonable costs and expenses (including court costs and legal expenses) incurred or expended by Vendor in connection with the enforcement of this Guarantee, together with interest on amounts recoverable under this Section 3 from the time when such amounts become due until payment; provided that Medco shall not be liable for any costs or expenses of Vendor if no payment under this Guarantee is due.

Section 4. Governing Law. This Guarantee shall, in all respects, be governed by, subject to and be interpreted and construed in accordance with the laws in effect within the Province of Alberta, Canada, excluding any conflict of laws principles or rules embodied therein.

Section 5. Interpretation. The headings of the sections and other subdivisions of this Guarantee are inserted for convenience only and shall not be deemed to constitute a part hereof.

Section 6. Currency of Payment. Any payment to be made by Medco shall be made in the same currency as designated for payment in the Purchase Agreement and such designation of the currency of payment is of the essence.

Section 7. Trade Debts. Once all Trade Debts (as defined in the Purchase Agreement) have been settled pursuant the terms and conditions of the Purchase Agreement, Medco shall acquire all of the Participating Interests (as defined in the Joint Operating Agreement) held by Purchaser, so that Medco becomes the direct owner of the Assets (as defined in the Purchase Agreement). Notwithstanding any provision in this Guarantee to the contrary, this Guarantee shall be deemed to have been fully discharged and shall cease to be valid or of any force or effect immediately following acquisition by Medco of the Participating Interests and Vendor shall forthwith thereafter cancel and return the original of this Guarantee to Medco.

Section 8. Broker Fee. Medco shall use its best efforts to re-negotiate certain fees (the “Broker Fees”) that are payable pursuant to that certain Consultation Fee Agreement between Fortune Oil & Gas, Inc., a Nevada corporation, Henry H. Sitanggang and Octavius Tedjojuwono. Once a settlement of the Broker Fees is obtained, Medco shall pay fifty percent of the Broker Fees, up to an amount of $125,000.

Section 9. Successors and Assigns. This Guarantee shall be binding upon Medco and its permitted successors and assigns, and shall inure to the benefit of and be enforceable by Vendor and its permitted successors, transferees and assigns. Neither party may assign this Guarantee nor delegate its duties or rights hereunder without the prior express written consent of the other, which consent may not be unreasonably withheld or delayed.

Section 10.  Amendments and Waivers. No amendment or waiver of any provision of this Guarantee nor consent to any departure therefrom shall be effective unless the same shall be in writing and signed by Vendor and Medco. No failure on the part of Vendor to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 11. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand, sent by facsimile transmission or mailed first class, postage prepaid, addressed as follows: if to Medco, at the address for notices to Purchaser set forth in the Purchase Agreement, and if to Vendor, at the address for notices to Vendor set forth in the Purchase Agreement, or at such address as either party may designate in writing to the other.
Section 12. Severability. If any provision of this Guarantee shall be invalid, illegal or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent they may effectively do so that (a) the validity, legality and enforceability in every other jurisdiction of such provision shall not in any way be affected or impaired thereby and (b) the validity, legality and enforceability in such jurisdiction of the remaining provisions shall not in any way be affected or impaired thereby.

MEDCO INTERNATIONAL VENTURES LIMITED

By:   /s/ Patrick Molliere

Name: Patrick Molliere
Title: Assistant to CEO

ACKNOWLEDGMENT AND AGREEMENT

Indo-Pacific Resources (Java) Ltd hereby acknowledges and consents to the provisions of the foregoing Guarantee.

INDO-PACIFIC RESOURCES (JAVA) LTD

By:   /s/ David Nunn

Name: David Nunn
Title:  President